Exhibit 2

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

by and among

UNIVAR INC.,

THE SELLING STOCKHOLDERS

and

DAHLIA INVESTMENTS PTE. LTD.

Dated as of June 1, 2015

i

ii

ARTICLE VIII

Termination

Section 8.1	Termination	27
Section 8.2	Effect of Termination	28

ARTICLE IX

Miscellaneous

Section 9.1	No Survival of Representations and Warranties	28
Section 9.2	Notices	28
Section 9.3	Amendment; Waiver	30
Section 9.4	No Assignment or Benefit to Third Parties; Restrictions on Certain Transactions	30
Section 9.5	Entire Agreement	30
Section 9.6	Public Disclosure	30
Section 9.7	Schedules	31
Section 9.8	Governing Law; Jurisdiction	31
Section 9.9	Waiver of Trial by Jury	32
Section 9.10	Counterparts	32
Section 9.11	Headings	32
Section 9.12	Severability	32
Section 9.13	Specific Performance	33
Section 9.14	Certain Acknowledgment and Agreement by Buyer	33

Schedule 1	Selling Stockholders
Exhibit A	Form of Stockholders Agreement
Exhibit B	Company Disclosure Letter
Exhibit C	Disclosure Document

iii

This STOCK PURCHASE AGREEMENT, dated as of June 1, 2015 (this “Agreement”), is entered into by and among Univar Inc., a Delaware corporation (the “Company”), the stockholders of the Company listed on Schedule 1 hereto (the “Selling Stockholders”) and Dahlia Investments Pte. Ltd., a Singapore Corporation (“Buyer”). Capitalized terms used herein shall have the meanings assigned to such terms in the text of this Agreement or in Section 1.1.

W I T N E S S E T H:

WHEREAS, Buyer desires to purchase from the Company, and the Company desires to issue to Buyer, the number of Common Shares determined by dividing $350 million by the IPO Price, rounded to the nearest whole number, (the “Issued Shares”), concurrently with the consummation of an initial public offering (the “IPO”) of Common Shares and on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Buyer desires to purchase from the Selling Stockholders, and the Selling Stockholders desire to sell to Buyer, up to $150 million of Secondary Shares, concurrently with the consummation of the IPO, at a price per share equal to the IPO Price and on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in connection with the IPO, the Company intends to effect a reverse stock split in respect of its Common Shares (the “Stock Split”); and

WHEREAS, in connection with the consummation of the sale by the Company and the Selling Stockholders and the purchase by Buyer of the Purchased Shares (the “Closing”) and the IPO, the Company, Buyer, the Selling Stockholders and certain other shareholders of the Company will enter into a Stockholders Agreement substantially in the form attached hereto as Exhibit A (the “Stockholders Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

Definitions and Terms

Section 1.1 Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such other Person. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise. For the purpose of this Agreement, unless otherwise expressly indicated, the Company and the Subsidiaries shall not be deemed Affiliates of any stockholder of the Company.

“Aggregate Purchase Price” means the sum of the Company Purchase Price and the Secondary Purchase Price.

“Agreement” has the meaning set forth in the Preamble.

“Antitrust Laws” means all Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, distortion of competition or restraint of trade.

“Assets” means the properties and assets of the Company or a Subsidiary material to the business of the Company and the Subsidiaries, taken as a whole.

“Audited Financial Statements” means the Financial Statements described in clause (ii) of the definition thereof.

“Balance Sheet Date” means March 31, 2015.

“Bankruptcy and Equity Exception” has the meaning set forth in Section 3.1.

“Benefit Plan” means all material employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all material bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all material retention, bonus, employment, termination, severance or other contracts or agreements to which the Company or any Subsidiary is a party and with respect to which the Company or any Subsidiary has any current or future obligation or that are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, officer, director or independent contractor of the Company or any Subsidiary.

“Business Day” means any day that is not (i) a Saturday, (ii) a Sunday or (iii) any other day on which commercial banks are authorized or required by law to be closed in the City of New York or Singapore.

“Buyer” has the meaning set forth in the Preamble.

“Closing” has the meaning set forth in the Recitals.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Shares” means shares of common stock of the Company.

“Company” has the meaning set forth in the Preamble.

“Company Disclosure Letter” means that Company Disclosure Letter attached hereto as Exhibit B.

“Company Insurance Policy” means each material policy of fire, liability, workmen’s compensation and other forms of insurance maintained by or for the benefit of the Company or a Subsidiary, the Assets or the employees, officers and directors of the Company and the Subsidiaries.

“Company Material Adverse Effect” means (a) a materially adverse change in or material adverse effect on, or any change or effect that would reasonably be expected to materially adversely affect, the business, assets, financial condition or results of operations of the Company and the Subsidiaries, taken as a whole; provided that in determining whether a Company Material Adverse Effect has occurred, any change or effect, to the extent resulting from the following, shall be excluded:

(i) any change in applicable Law, generally accepted accounting principles or international financial reporting standards or interpretations thereof applicable to the Company and the Subsidiaries;

(ii) any change in economic, credit or capital market, regulatory or political conditions (including any change in interest or foreign exchange rates) or acts of war (declared or undeclared), armed hostilities, military actions, sabotage and/or terrorism (or the escalation of any of the foregoing);

(iii) any change in the chemical distribution industry;

(iv) any failure of the Company or the Subsidiaries to achieve any earnings or other financial projections or forecasts (provided that the underlying causes of such failure may be considered in determining whether there is a Company Material Adverse Effect);

(v) any action or omission of the Company, the Subsidiaries or their Affiliates, agents or representatives (x) required by the terms of this Agreement or the Existing Stockholders Agreement, (y) taken with the consent or knowledge of Buyer, or (z) resulting from a failure by Buyer to provide its consent to the extent such consent is required by the terms of this Agreement;

(vi) any items disclosed in the Company Disclosure Letter or in the Disclosure Document;

(vii) any action taken by Buyer and any of its Affiliates, agents or representatives;

(viii) any hurricane, flood, tornado, earthquake or other natural disaster or any other force majeure event; or

(ix) except with respect to the representations and warranties contained in Section 3.3 or, to the extent related to such representations and warranties, the condition specified in Section 7.2(a), any change resulting from the negotiation, execution, delivery or performance of this Agreement or the Existing Stockholders Agreement, the consummation of the transactions contemplated hereby and/or the announcement of any of the foregoing including any such change relating to the identity of, or facts and circumstances relating to, Buyer or its Affiliates and including any change resulting from any action or commercial decision taken by the Company’s or any of the Subsidiaries’ customers, suppliers or personnel;

(in each of the foregoing clauses (i), (ii) and (iii), to the extent not disproportionately affecting the Company and the Subsidiaries relative to the other business entities in the chemical distribution industry); or

(b) any change, effect, event, development or occurrence materially adversely affecting the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

“Company Option” means any option to purchase Common Shares granted pursuant to the Stock Incentive Plan.

“Company Purchase Price” means an amount equal to the IPO Price multiplied by the number of Issued Shares.

“Company Restricted Shares” means any Common Shares granted under the Stock Incentive Plan and subject to vesting restrictions immediately prior to the Closing.

“Company Securities” has the meaning set forth in Section 3.4(a).

“Confidentiality Agreement” means the confidentiality agreement between Temasek Capital Management Pte Ltd and the Company, dated February 6, 2015.

“Contracts” means all agreements, contracts, leases and subleases, purchase orders, arrangements, understandings, commitments, guarantees, notes, bonds, mortgages, indentures and licenses, to which a Person is a party or bound.

“Disclosure Document” means the document attached hereto as Exhibit C, which document shall be updated by the Company as of the Closing to reflect any amendments to the Registration Statement filed by the Company with the SEC after the date hereof through the Closing.

“Employee Stock Subscription Agreements” shall mean, collectively, all agreements between the Company, on the one hand, and a past or present employee or director of the Company or any of the Subsidiaries, on the other hand, governing the purchase of Common Shares under the Stock Incentive Plan.

“Encumbrance” means any lien, pledge, charge, claim, encumbrance, security interest, lease, right of first offer or refusal, option, mortgage, easement, or similar restriction.

“Environmental Law” means any law regulating or relating to the protection of natural resources or the environment, including laws relating to the use, generation, management, handling, transport, treatment, disposal, storage, release or threatened release of, or exposure to, hazardous substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Existing Credit Facilities” means, in each case as amended, (i) the Fourth Amended and Restated Credit Agreement, dated as of February 22, 2013, among the Company, Bank of America, N.A. as administrative agent, Bank of America, N.A., Deutsche Bank Securities Inc., Goldman Sachs Lending Partners LLC, HSBC Securities (USA) Inc., J.P. Morgan Securities LLC, Morgan Stanley Senior Funding, Inc. and Wells Fargo Securities, LLC, as joint lead arrangers and joint bookrunners and the lenders from time to time party thereto; (ii) the Second Amended and Restated Senior ABL Credit Agreement, dated as of March 25, 2013, among the Company, the borrowers party thereto, Univar Canada, Ltd., the facility guarantors party thereto, Bank of America, N.A. as U.S. administrative agent, U.S. swingline lender and collateral agent, Bank of America, N.A. (acting through its Canadian branch) as Canadian administrative agent, Canadian swingline lender and Canadian letter of credit issuer, the lenders from time to time party thereto, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Capital Finance LLC as joint lead arrangers, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Capital Finance LLC, Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC as joint bookrunners, Wells Fargo Capital Finance LLC, J.P. Morgan Securities LLC and Deutsche Bank Securities Inc. as co-syndication agents and HSBC Bank USA, N.A., Union Bank, N.A., Morgan Stanley Senior Funding, Inc. and SunTrust Bank, as co-documentation agents; (iii) the European ABL Facility Agreement, dated as of March 24, 2014, among Univar B.V., the other borrowers from time to time party thereto, the Company, as guarantor, J.P. Morgan Securities LLC, as sole lead arranger and joint bookrunner, Bank of America, N.A., as joint bookrunner and syndication agent, the several lenders from time to time party thereto and J.P. Morgan Europe Limited, as administrative agent and collateral agent; (iv) the Company’s senior subordinated notes due September 30, 2017 and the indenture related thereto; and (v) the Company’s senior subordinated notes due June 30, 2018 and the indenture related thereto.

“Existing Stockholders Agreement” means the Third Amended and Restated Stockholders Agreement, dated as of June 27, 2012, by and among the Company, CD&R Holdings, L.P., Univar N.V. and the stockholders listed on Annex A therein.

“Financial Statements” means (i) the unaudited consolidated financial statements (balance sheets, statements of operations, cash flows and retained earnings or shareholders’ equity) of the Company and the Subsidiaries as of March 31, 2015 in the form regularly prepared by the Company and (ii) the audited consolidated financial statements (balance sheets, statements of operations, cash flows and retained earnings or shareholders’ equity) of the Company and the Subsidiaries as of December 31, 2014 and December 31, 2013.

“Fundamental Representations” has the meaning set forth in Section 7.2(a).

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any supranational, national, federal, state, provincial, local, governmental, quasi-governmental or other political subdivision thereof or entity, court, agency, administrative body or other body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, any court, tribunal or arbitrator or any self-regulatory organization.

“Hazardous Substance” means any substance that (i) is or contains asbestos, urea formaldehyde insulation, polychlorinated biphenyls, petroleum or petroleum products or (ii) is defined, listed or identified as a “hazardous waste,” “hazardous substance,” “toxic substance” or words of similar meaning or effect under any Environmental Law.

“Intellectual Property” means all of the patents and patent applications, trademarks, trade names, service marks, domain names and copyrights that are registered or subject to an application for registration.

“IPO” has the meaning set forth in the Recitals.

“IPO Price” means the price for one Common Share offered in the IPO, with the same discount, excluding any incentive fees, that is offered to the Underwriters, which price shall be adjusted as appropriate to give effect to the Stock Split; provided that, if the price for one Common Share, with the same discount, excluding any incentive fees, that is offered to the Underwriters offered in the IPO exceeds $10.00, the IPO Price shall be $10.00, which price shall be adjusted as appropriate to give effect to the Stock Split.

“IPO Shares” means the Common Shares sold in the IPO following the Stock Split.

“IRS” means the Internal Revenue Service.

“Issued Shares” has the meaning set forth in the Recitals.

“Knowledge of the Company” or any similar phrase means the actual knowledge of the chief executive officer, chief financial officer or general counsel of the Company.

“Law” means any law, statute, ordinance, rule, regulation, code, order, judgment, injunction or decree enacted, issued, promulgated, enforced or entered by or otherwise of a Governmental Authority.

“Liabilities” means any and all debts, liabilities, commitments and obligations of any kind, whether known or unknown, accrued or not accrued, absolute, contingent or otherwise, whenever or however arising (including, whether arising out of any contract or tort based on negligence or strict liability), and whether due or to become due.

“License” means any license of Intellectual Property to the Company or any of the Subsidiaries by any other Person.

“Litigation” means any action, cease and desist letter, demand, suit, arbitration proceeding, administrative or regulatory proceeding, citation, summons or subpoena of any nature, civil, criminal, regulatory or otherwise, in law or in equity.

“Material Contracts” has the meaning set forth in Section 3.10.

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, by-laws, articles of formation, certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.

“Permits” means licenses, franchises, permits, certificates, orders, approvals or other similar authorizations issued by Government Authorities.

“Permitted Encumbrances” means, collectively, (i) mechanics’, materialmen’s, warehousemen’s, carriers’, workers’, or repairmen’s liens or other similar common law or statutory Encumbrances arising or incurred in the ordinary course of business or by operation of Law, (ii) liens for Taxes, assessments and other governmental charges not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings, (iii) with respect to real property, (x) easements, quasi-easements, licenses, covenants, rights-of-way, rights of re-entry or other similar restrictions, including any other agreements, conditions or restrictions that would be shown by a current title report or other similar report or listing, (y) any conditions that may be shown by a current survey or physical inspection and (z) zoning, building, subdivision or other similar requirements or restrictions, which, in each case, do not materially impair the present use or occupancy of, or materially detract from the value of, such real property, (iv) any Encumbrance that would not reasonably be expected to materially adversely affect the ownership or use of the Assets by the Company or the Subsidiaries, and (v) any Encumbrance securing the obligation of the Company or the Subsidiaries under the Existing Credit Facilities (as of the date hereof) and the facilities to be entered into in connection with the consummation of the transactions contemplated hereby (as of the Closing Date).

“Person” means an individual, a corporation, a partnership, an association, a limited liability company, a Governmental Authority, a trust or other entity or organization.

“Purchased Shares” means, collectively, the Issued Shares and Secondary Shares.

“Reference Balance Sheet” means the audited consolidated balance sheet of the Company and the Subsidiaries dated as of the Balance Sheet Date and included in the Financial Statements.

“Registration Statement” means the registration statement on Form S-1 (File No. 333-197085), publicly filed by the Company with the SEC on June 27, 2014, as subsequently amended, including any prospectus filed pursuant to Rule 424 under the Securities Act, and any free writing prospectuses, relating to the IPO.

“Required Regulatory Approvals” means all approvals, waivers, consents, authorizations, notifications, reports or other filings required under the Antitrust Laws in the United States.

“SEC” means the United States Securities and Exchange Commission.

“Secondary Purchase Price” means an amount equal to the IPO Price multiplied by the number of Secondary Shares, which amount shall not exceed $150 million.

“Secondary Shares” means the Common Shares, if any and in aggregate, set forth on Schedule 1 (as such Schedule may be amended from time to time).

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Selling Stockholder Fundamental Representations” has the meaning set forth in Section 7.2(e).

“Selling Stockholder’s Purchase Price” means, in the case of each of the Selling Stockholders, an amount equal to the IPO Price multiplied by the number of Secondary Shares set forth opposite such Selling Stockholder’s name on Schedule 1.

“Selling Stockholders” has the meaning set forth in the Preamble.

“Significant Subsidiary” has the meaning set forth in Rule 1-02 under Regulation S-X promulgated under the Securities Act.

“Stock Incentive Plan” means the Univar Inc. 2011 Stock Incentive Plan.

“Stock Split” has the meaning set forth in the Recitals.

“Stockholders Agreement” has the meaning set forth in the Recitals.

“Subsidiary” means any Person of which the Company and/or one or more of the Subsidiaries directly or indirectly (i) owns in excess of fifty percent of the outstanding capital stock or (ii) possesses the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Tax Return” means any federal, state, local or foreign tax return, declaration, statement, report, schedule, form or information return or any amendment to any of the foregoing relating to Taxes.

“Taxes” means all federal, state, local or foreign income, alternative, capital stock, transfer, environmental, gross receipts, windfall profits, value added, severance, property, production, sales, use, duty, license, excise, franchise, employment, withholding, estimated or similar taxes, duties, fees, assessments or other governmental charges, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Taxing Authority” shall mean any Governmental Authority responsible for the administration or the imposition of any Tax.

“Termination Date” means September 30, 2015.

“Third Party” shall mean any Person other than Buyer, the Selling Stockholders, the Company, the Subsidiaries or any of their respective Affiliates.

“Underwriters” means the several underwriters named in the Underwriting Agreement.

“Underwriting Agreement” means the underwriting agreement the Company shall enter into in order to effect the IPO.

Section 1.2 Interpretation.

(a) Unless the express context otherwise requires:

(i) the words “party” or “parties” shall refer to the parties to this Agreement;

(ii) the words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(iii) any capitalized term used in any Exhibit but not otherwise defined therein shall have the meaning given to such term in this Agreement.

(iv) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

(v) the terms “dollars” and “$” mean the currency of the United States of America;

(vi) references herein to a specific Section, Subsection, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Schedules or Exhibit of this Agreement;

(vii) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(viii) “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form;

(ix) references to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms thereof;

(x) references herein to any gender include each other gender;

(xi) references to any Person include the successors and permitted assigns of that Person; and

(xii) references from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

(b) This Agreement shall be construed as being drafted by all of the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

Closing

Section 2.1 Sale and Purchase of Purchased Shares. At the Closing and on the terms and subject to conditions set forth in this Agreement, (a) the Company shall issue and sell to Buyer, and Buyer shall purchase from the Company, the Issued Shares for the Company Purchase Price and (b) the Selling Stockholders shall sell to Buyer, and Buyer shall purchase from the Selling Stockholders, the Secondary Shares for the Secondary Purchase Price, which Issued Shares and Secondary Shares shall be in book entry form and registered in the name of Buyer on the books of the Company by the Company’s transfer agent.

Section 2.2 Closing. The Closing will take place remotely via the exchange of documents and signatures after the satisfaction or waiver of each of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) concurrently with the closing of the IPO. The date on which the Closing actually occurs in accordance with the preceding sentence is referred to in this Agreement as the “Closing Date”.

Section 2.3 Payment of Purchase Price and Execution of Stockholders Agreement. At the Closing, (a) Buyer shall pay to the Company, by wire transfer of immediately available funds to an account designated by the Company at least five Business Days prior to the Closing Date, an amount equal to the Company Purchase Price; (b) Buyer shall pay to each Selling Stockholder, by wire transfer of immediately available funds to an account designated by such Selling Stockholder at least five Business Days prior to the Closing Date, an amount equal to such Selling Stockholder’s Purchase Price; and (c) each party hereto shall deliver to each other party the Stockholders Agreement, duly executed by such party.

ARTICLE III

Representations and Warranties of the Company

Except as set forth in the Disclosure Document and the Company Disclosure Letter, the Company hereby represents and warrants to Buyer as of the date hereof as follows:

Section 3.1 Organization, Due Authorization and Enforceability. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to carry on its business. The Company is duly qualified to do business and is in good standing (where such concept is recognized) in each of the jurisdictions in which the nature of its business or the properties owned, leased or operated by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The execution, delivery and performance by the Company of this Agreement and the consummation of the applicable transactions contemplated hereby have been duly and validly approved by the board of directors of the Company, and no additional organizational or shareholder authorization or consent on the part of the Company is required in connection with the execution, delivery or performance of this Agreement and the transactions contemplated hereby. This Agreement, when validly executed and delivered by the other parties hereto, constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that such enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”). The Company is not in violation of any provision of its Organizational Documents in any material respect.

Section 3.2 Consents and Approvals. Assuming the truth and accuracy of the representations and warranties of the Selling Stockholders and Buyer set forth in Section 4.2 and Section 5.2, respectively, no notices to, filings with, or authorizations, consents or approvals of, any Governmental Authority are necessary for the execution, delivery or performance by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, except for (i) the Required Regulatory Approvals, (ii) those that may be required solely by reason of Buyer’s or the Selling Stockholders’ (as opposed to any other Third Party’s) participation in the transactions contemplated hereby and (iii) those the absence of which would not, individually or in the aggregate, reasonably be likely to result in a Company Material Adverse Effect.

Section 3.3 Non-Contravention. The execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby, does not and will not (i) violate any provision of the Organizational Documents of the Company or any of its Significant Subsidiaries, (ii) except pursuant to the Existing Stockholders Agreement, require any consent or approval of any Person under, result in or permit the termination of or a right of termination or cancellation under, the acceleration of the performance required by, or other adverse change of any right or obligation under any provision of any Material Contract or any material Permit affecting, or relating in any way to, the assets or businesses of the Company, (iii) result in the creation or imposition of any Encumbrance (other than Permitted Encumbrances) on the Assets, or (iv) assuming compliance with the matters referenced in Section 3.2, violate any Law, except, in the cases of clause (ii), (iii) and (iv), as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.4 Capitalization.

(a) As of the date hereof and without giving effect to the issuance of Common Shares under the IPO or the Stock Split, the authorized capital stock of the Company consists of 734,625,648 Common Shares, of which 198,940,997 Common Shares are issued and outstanding and of which 612,500 are Company Restricted Shares. As of the date hereof, 1,959,421 Common Shares were reserved for issuance under the Stock Incentive Plan. All of the issued and outstanding Common Shares are duly authorized, validly issued, fully paid and nonassessable. Each of the outstanding Company Options and Company Restricted Shares was granted under and in accordance with the terms of the Stock Incentive Plan.

(b) Except for the Company Options and as set forth in Section 3.4(a), there are no outstanding (i) shares of capital stock of or other voting or equity interests in the Company, (ii) securities of the Company convertible into or exercisable or exchangeable for shares of capital stock of or other voting or equity interests in the Company, (iii) options or other rights or agreements, commitments or understandings of any kind to acquire from the Company, or other obligation of the Company or any of the Subsidiaries to issue, transfer or sell, any shares of capital stock of or other voting or equity interests in the Company or securities convertible into or exercisable or exchangeable for shares of capital stock of or other voting or equity interests in the Company, (iv) except for the Existing Stockholders Agreement and the Employee Stock Subscription Agreements, voting trusts, proxies or other similar agreements or understandings to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries is bound with respect to the voting of any shares of capital stock of or other voting or equity interests in the Company or any of the Subsidiaries and (v) except for the Existing Stockholders Agreement and the Employee Stock Subscription Agreements, contractual obligations or commitments of any character to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries is bound restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of or other voting or equity interests in the Company or any of the Subsidiaries (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of the Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.

Section 3.5 Issuance of the Issued Shares. The issuance, sale and delivery of the Issued Shares in accordance with this Agreement, has been, or will be on or prior to the Closing, duly authorized by all necessary corporate action on the part of the Company, and the Issued Shares have been duly reserved for issuance. The Issued Shares, when so issued, sold and delivered against payment therefor in accordance with the provisions of this Agreement, will be duly and validly issued, fully paid and nonassessable, and free of Encumbrances other than restrictions imposed or created under this Agreement or the Stockholders Agreement, by applicable Law, or by Buyer.

Section 3.6 Private Offering. No registration of the Purchased Shares, pursuant to the provisions of the Securities Act or any state securities or “blue sky” laws, will be required by the offer and sale of the Purchased Shares in the manner contemplated in Section 2.1. The Company agrees that neither it, nor anyone acting on its behalf, shall offer to sell the Purchased Shares or any other securities of the Company so as to require the registration of the Purchased Shares pursuant to the provisions of the Securities Act or any state securities or “blue sky” laws.

Section 3.7 Disclosure Document. The Disclosure Document does not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 3.8 Subsidiaries. Each material Subsidiary is duly organized, validly existing and in good standing (where such concept is recognized) under the laws of its jurisdiction of organization and has all requisite corporate or other organizational power and authority required to carry on its business. Each material Subsidiary is duly qualified to do business and is in good standing (where such concept is recognized) in each of the jurisdictions in which the nature of its business or the properties owned, leased or operated by it makes such qualification or licensing necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No material Subsidiary is in violation of any provision of its Organizational Documents except as would not, individually or in the aggregate, be expected to have a Company Material Adverse Effect.

Section 3.9 Intellectual Property.

(a) Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect: (i) to the Knowledge of the Company, in the past twelve months, the Company and the Subsidiaries have not infringed on the Intellectual Property rights of any person and (ii) there are no claims, proceedings or litigation pending or, to the Knowledge of the Company, threatened alleging infringement or misappropriation by the Company or any Subsidiary of any third-party Intellectual Property rights.

(b) Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, the Company and the Subsidiaries own all right, title and interest in and to, or have the right to use pursuant to a valid and enforceable written License, all Intellectual Property used in and necessary for the operation of their businesses as conducted as of the date of this Agreement, free and clear of all Encumbrances other than Permitted Encumbrances.

Section 3.10 Contracts. Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, each contract or agreement to which the Company or any Subsidiary is a party that is a “material contract” within the meaning of Item 601(b)(10) of Regulation S-K to be performed in whole or in part after the date hereof (each, a “Material Contract”) is a valid and binding agreement of the Company or one of the Subsidiaries and is in full force and effect, and none of the Company, any of the Subsidiaries or, to the Knowledge of the Company, any other party thereto is in default or breach in any material respect under (or is alleged to be in default or breach in any material respect under) the terms of, or has provided or received any notice of any intention to terminate, any such Material Contract, and, to the Knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default thereunder or result in an early termination thereof.

Section 3.11 Insurance. Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, (i) all Company Insurance Policies are in full force and effect, (ii) all premiums payable under the Company Insurance Policies have been timely paid and (iii) the Company and the Subsidiaries have otherwise materially complied with the terms and conditions of the Company Insurance Policies. To the Knowledge of the Company, since the time any Company Insurance Policy was last renewed or issued, there has not been any threatened termination of, premium increase with respect to or alteration of coverage under any Company Insurance Policy.

Section 3.12 Financial Statements; No Undisclosed Liabilities.

(a) The Company has made available to Buyer complete and correct copies of the Financial Statements, together with the report of the Company’s independent auditors thereon with respect to the Audited Financial Statements. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto) and present fairly in all material respects the financial position, results of operations and cash flows of the Company and the Subsidiaries at and for the respective periods indicated (subject, in the case of the unaudited Financial Statements, to normal year-end adjustments).

(b) Neither the Company nor any of the Subsidiaries has any Liabilities that would be required to be set forth on or reserved against in a consolidated balance sheet of the Company and the Subsidiaries prepared in accordance with GAAP, except (i) Liabilities disclosed or reserved against in the Reference Balance Sheet or specifically disclosed in the notes thereto, (ii) Liabilities that were incurred after the Balance Sheet Date in the ordinary course of business, (iii) Liabilities that have not had and would not, individually and in the aggregate, reasonably be expected to have a Company Material Adverse Effect and (iv) Liabilities incurred in connection with this Agreement and the transactions contemplated hereby.

(c) The Company and the Subsidiaries have devised and maintained systems of internal accounting controls with respect to their businesses sufficient to provide reasonable assurances that (i) all transactions are executed in accordance with management’s general or specific authorization, (ii) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain proper accountability for items, (iii) access to their property and assets is permitted only in accordance with management’s general or specific authorization and (iv) recorded accountability for items is compared with actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

(d) The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) that comply with the requirements of the Exchange Act; such disclosure controls and procedures have been designed to ensure that material information relating to the Company and its subsidiaries is made known to the Company’s disclosure practices committee by others within those entities; and such disclosure controls and procedures are effective at a reasonable assurance level.

Section 3.13 Absence of Changes. Since the Balance Sheet Date and prior to the date hereof, the businesses of the Company and the Subsidiaries have been conducted in the ordinary course of business consistent with past practice and there has not been any change, event, effect or occurrence (or with respect to any change, event, development, effect or occurrence existing prior to the date of the Balance Sheet Date, any worsening thereof) that has had or would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.14 Litigation.

(a) As of the date hereof, there is no Litigation pending or, to the Knowledge of the Company, threatened against, or affecting, the Company, any of the Subsidiaries or any of the Assets that has had or would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) As of the date hereof, there are no settlement agreements or similar written agreements with any Governmental Authority, and no outstanding orders, judgments, stipulations, decrees, injunctions, determinations or awards issued by any Governmental Authority, against or affecting the Company, any of the Subsidiaries or any of the Assets, except those that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.15 Compliance with Laws; Licenses and Permits.

(a) Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, the Company and the Subsidiaries are operated in compliance with all applicable Laws and, to the Knowledge of the Company, are not under investigation with respect to any violation of any applicable Laws.

(b) To the Knowledge of the Company, except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, (i) the Company and the Subsidiaries hold all Permits necessary for the lawful conduct of their respective businesses as presently conducted, (ii) the Permits are valid and in full force and effect, and (iii) neither the Company nor any of the Subsidiaries is in default under the Permits.

(c) The Company makes no representation or warranty in this Section 3.15 with respect to intellectual property, litigation, environmental matters, employee benefit matters or Tax matters, which matters are exclusively addressed in Section 3.9, Section 3.14, Section 3.16, Section 3.17, Section 3.18 and Section 3.19, respectively.

Section 3.16 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a)(i) Each of the Company and the Subsidiaries is, and since January 1, 2013, has been, in compliance with all Environmental Laws and has obtained, and is in compliance with, all applicable Permits required under Environmental Laws for the Company’s business as currently operated and (ii) no notice of violation or notification of liability or potential liability under Environmental Laws has been received by the Company; and

(b) Since January 1, 2013, the Company and the Subsidiaries have not released any Hazardous Substances at, on, above, under or from any properties currently or formerly owned, operated or used by the Company or any of the Subsidiaries that has resulted in or would reasonably be expected to result in any investigation, remediation or Litigation.

Section 3.17 Employees, Labor Matters, etc. Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, there is no pending or, to the knowledge of the Company, threatened strike, slowdown, picketing or work stoppage by, or lockout of, or other similar labor activity or organizing campaign with respect to, any employees of the Company or any of the Subsidiaries as of the date hereof. Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, the Company and each of the Subsidiaries are in compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, employee classification and wages and hours.

Section 3.18 Employee Benefit Plans and Related Matters; ERISA.

(a) Qualification. Each Benefit Plan intended to be qualified under section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS and, to the Knowledge of the Company, there are no existing circumstances or events that would reasonably be expected to result in any revocation of, or a change to, such determination letter.

(b) Compliance with Law. Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, each Benefit Plan has been operated in accordance with its terms and applicable Law.

(c) Contributions. Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, (i) all contributions required to be made by the Company or any of its Affiliates to any Benefit Plan have been made prior to the due date thereof, and (ii) each Benefit Plan that is subject to the minimum funding standards of the Code or ERISA satisfies such standards under sections 412 and 302 of the Code and ERISA, respectively, and no waiver of such funding has been sought or obtained.

(d) Title IV Liability. Neither the Company nor any of the Subsidiaries could reasonably be expected to incur any material liability by reason of being treated as a single employer with any Person other than the Company and the Subsidiaries under Section 414(b), (c) or (m) of the Code.

(e) Claims; Audits or Investigations. Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, (i) other than routine claims for benefits, there are no pending or, to the Knowledge of the Company, threatened claims by or on behalf of any participant in any of the Benefit Plans, or otherwise involving any Benefit Plan or the assets of any Benefit Plan; and (ii) none of the Benefit Plans is presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, the Department of Labor, or any other Governmental Authority, domestic or foreign.

Section 3.19 Tax Matters. Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect:

(a) All Tax Returns required to be filed by, on behalf of, or with respect to the Company or any of the Subsidiaries have been duly and timely filed (taking into account valid extensions) and are complete and correct in all material respects;

(b) All Taxes required to be paid by the Company or any of the Subsidiaries have been duly and timely paid; and

(c) All Taxes required to be withheld by the Company or any of the Subsidiaries have been duly and timely withheld, and such withheld Taxes have been either duly and timely paid to the proper Governmental Authority or properly set aside in accounts for such purpose.

Section 3.20 Real Property.

(a) Owned Real Property. Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, the Company or a Subsidiary has good, valid and marketable fee simple title to all of the real property owned by the Company or a Subsidiary as of the date of this Agreement, free and clear of any Encumbrance other than Permitted Encumbrances.

(b) Leased Real Property. Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, the Company and the Subsidiaries, as applicable, have good and valid title to the leasehold estate under all leases to which either the Company or any Subsidiary is a party, free and clear of any Encumbrances other than Permitted Encumbrances.

Section 3.21 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company in connection with the transactions contemplated by this Agreement, and the Company hereby disclaims any such representation or warranty, whether made by the Company or any other Person on behalf of the Company, notwithstanding the delivery or disclosure to Buyer or any other Person of any documentation or other information by the Company or any other Person in connection with the transactions contemplated by this Agreement.

ARTICLE IV

Representations and Warranties of the Selling Stockholders

Each Selling Stockholder severally, and not jointly, represents and warrants to Buyer as follows:

Section 4.1 Due Authorization and Enforceability.

(a) Such Selling Stockholder has all requisite organizational power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

(b) The execution, delivery and performance by such Selling Stockholder of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action of such Selling Stockholder and no additional organizational or shareholder authorization or consent on the part of such Selling Stockholder is required in connection with the execution, delivery and performance by such Selling Stockholder of this Agreement.

(c) This Agreement, when executed and delivered by the other parties hereto, constitutes a valid and legally binding obligation of such Selling Stockholder, enforceable against such Selling Stockholder in accordance with its terms, except to the extent that such enforceability may be subject to the Bankruptcy and Equity Exception.

Section 4.2 Consents and Approvals. Assuming the truth and accuracy of the representations and warranties of the Company, Buyer and the other Selling Stockholders, if any, set forth in Section 3.2, Section 5.2 and this Section 4.2, respectively, no notices to, filings with, or authorizations, consents or approvals of, any Governmental Authority are necessary for the execution, delivery or performance by such Selling Stockholder of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the Required Regulatory Approvals, (ii) those that may be required solely by reason of the Company’s, Buyer’s or the other Selling Stockholders’ (as opposed to any other Third Party’s) participation in the transactions contemplated hereby and (iii) those the absence of which would not, individually or in the aggregate, reasonably be likely to impair in any material respect the consummation of such Selling Stockholder’s obligations hereunder.

Section 4.3 Non-Contravention. The execution, delivery and performance by such Selling Stockholder of this Agreement and the consummation of the transactions contemplated hereby does not and will not (i) violate any provision of the Organizational Documents of such Selling Stockholder or (ii) assuming compliance with the matters referenced in Section 4.2, violate any Law, except, in the case of clause (ii), as would not reasonably be expected to impair in any material respect the consummation of such Selling Stockholder’s obligations hereunder.

Section 4.4 Title to Shares. Immediately prior to the Closing, such Selling Stockholder will be the beneficial or record holder of the Common Shares to be sold by such Selling Stockholder hereunder with full dispositive power thereover, and holds, and will hold, such Common Shares free and clear of all Encumbrances.

Section 4.5 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, neither such Selling Stockholder nor any other Person makes any other express or implied representation or warranty on behalf of such Selling Stockholder.

ARTICLE V

Representations and Warranties of Buyer

Buyer represents and warrants to the Company and the Selling Stockholders as follows:

Section 5.1 Organization, Due Authorization and Enforceability.

(a) Buyer is a corporation duly organized, validly existing and in good standing (where and if applicable) under the laws of Singapore, with all requisite organizational power and authority to own and operate and to carry on its business.

(b) Buyer has all requisite organizational power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

(c) The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action of Buyer and no additional organizational or shareholder authorization or consent on the part of Buyer is required in connection with the execution, delivery and performance by Buyer of this Agreement.

(d) This Agreement, when executed and delivered by the other parties hereto, constitutes a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except to the extent that such enforceability may be subject to the Bankruptcy and Equity Exception.

Section 5.2 Consents and Approvals. Assuming the truth and accuracy of the representations and warranties of the Company and the Selling Stockholders set forth in Section 3.2 and Section 4.2, respectively, no notices to, filings with, or authorizations, consents or approvals of, any Governmental Authority are necessary for the execution, delivery or performance by Buyer of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the Required Regulatory Approvals, (ii) those that may be required solely by reason of the Company’s or the Selling Stockholders’ (as opposed to any other Third Party’s) participation in the transactions contemplated hereby and (iii) those the absence of which would not, individually or in the aggregate, reasonably be likely to impair in any material respect the consummation of Buyer’s obligations hereunder.

Section 5.3 Non-Contravention. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby does not and will not (i) violate any provision of the Organizational Documents of Buyer or (ii) assuming compliance with the matters referenced in Section 5.2, violate any Law, except, in the case of clause (ii), as would not reasonably be expected to impair in any material respect the consummation of Buyer’s obligations hereunder.

Section 5.4 Sufficient Funds. Buyer has, and at the Closing will have, sufficient funds to pay the Aggregate Purchase Price, to make the payments required under Section 2.3 and to effect all other transactions contemplated by this Agreement.

Section 5.5 Accredited Investor; Acquisition for Investment. Buyer is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act. The Common Shares acquired by Buyer pursuant to this Agreement are being acquired for investment only for its own account and not with a view to, or for sale in connection with, any distribution thereof in violation of any Federal, state or foreign securities laws, in each case to the extent applicable. Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Common Shares and is capable of bearing the economic risks of such investment.

ARTICLE VI

Covenants

Section 6.1 Conduct of Business. During the period from the date hereof to the Closing, except as (i) expressly permitted or required by this Agreement, (ii) Buyer otherwise consents in writing (which consent shall not be unreasonably withheld, conditioned or delayed) or (iii) as required by applicable Law, the Company shall, and shall cause each of the Subsidiaries to, operate in the ordinary course of business.

Section 6.2 Regulatory Approvals and Third Party Consents.

(a) Each party hereto shall (and the Company shall cause the Subsidiaries to) cooperate and (i) use their respective best efforts to obtain all approvals, consents, waivers and authorizations (including the Required Regulatory Approvals) required to be obtained from any Governmental Authority in order to consummate the transactions contemplated hereby (including the Closing), and (ii) otherwise act in good faith in connection with the performance of their obligations under this Agreement, use their respective best efforts to take or cause to be taken all actions, and to do or cause to be done all other things, that are necessary, proper or advisable in order for the Company, Buyer or the Selling Stockholders, as the case may be, to fulfill and perform its obligations in respect of this Agreement, to cause the conditions to its obligations set forth in this Article VI to be satisfied and otherwise to consummate the transactions contemplated hereby.

(b) The parties hereto shall make or cause to be made, as promptly as practicable, all filings and submissions required to obtain all Required Regulatory Approvals or otherwise required by any other applicable Laws that, as of the date of this Agreement, have not yet been filed in connection with this Agreement or the transactions contemplated hereby and shall file any additional certification, information and document requested as soon as practicable after receipt of such request therefor and in any event, consistent with any deadline imposed under all applicable Laws. Each of the parties shall pay or cause to be paid its own filing fees incurred in connection with obtaining the Required Regulatory Approvals.

(c) The parties hereto and their respective Affiliates shall not extend any waiting period or comparable period under any Antitrust Laws or enter into any agreement with any Governmental Authority not to consummate the transactions contemplated hereby, except with the prior written consent of the other parties hereto.

(d) In the event any claim, action, suit, investigation or other proceeding by any Governmental Authority or other Person is commenced that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the parties hereto agree to cooperate and use reasonable best efforts to defend against such claim, action, suit, investigation or other proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use reasonable best efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated hereby.

(e) Buyer and the Selling Stockholders shall, and the Company shall (and the Company shall cause the Subsidiaries to, if applicable), cooperate with each other and, subject to the Confidentiality Agreement and except where prohibited by applicable Law, shall furnish to each other all information necessary or desirable in connection with obtaining any approvals, consents, waivers or authorizations from any Governmental Authority or other Persons or making any filings or submissions with any Governmental Authority required in order to consummate the transactions contemplated hereby, and in connection with resolving any investigation or other inquiry by any Governmental Authority under any Laws with respect to this Agreement or the transactions contemplated hereby. Subject to the Confidentiality Agreement and except where prohibited by applicable Law, each party shall promptly inform each other party of any communication with, and any proposed understanding, undertaking or agreement with, any Governmental Authority regarding any such approvals, consents, waivers, authorizations or filings.

Section 6.3 Further Assurances. From time to time after the Closing Date, each party hereto shall promptly execute, acknowledge and deliver any other assurances or documents or instruments of transfer as may be necessary or otherwise reasonably requested by the other parties hereto to confirm and assure the rights and obligations provided for in this Agreement and render effective the consummation of the transactions contemplated hereby, or otherwise to carry out the intent and purposes of this Agreement. None of the parties hereto shall knowingly take or cause to be taken any action which would reasonably be expected to materially delay or prevent consummation of the transactions contemplated by this Agreement.

Section 6.4 Notification of Certain Matters. Subject to applicable Law, during the period from the date hereof to the Closing, (i) the Company shall notify Buyer of any change, effect, event, development or occurrence arising after the date of this Agreement that, to the Knowledge of the Company, would reasonably be expected to result in the failure of any of the conditions set forth in Article VII to be satisfied and (ii) Buyer shall notify the Company of any change, effect, event, development or occurrence arising after the date of this Agreement that, to the knowledge of Buyer, would reasonably be expected to result in the failure of any of the conditions set forth in Article VII to be satisfied.

Section 6.5 Fees and Expenses. Except as otherwise expressly provided in this Agreement, each party hereto shall pay or cause to be paid its own costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

Section 6.6 Use of Proceeds. The Company shall use the combined proceeds of the sale of the Issued Shares and the sale of Common Shares in the IPO and other readily available funds, if necessary, to repay, no later than 5 Business Days after the Closing, the Company’s senior subordinated notes due September 30, 2017 and the Company’s senior subordinated notes due June 30, 2018.

ARTICLE VII

Conditions to Closing

Section 7.1 Conditions to the Obligations of the Parties. The obligations of the parties hereto to effect the Closing are subject to the satisfaction (or written waiver) prior to or at the Closing of the following conditions:

(a) No Injunction or Order. No court or other Government Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, determination, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby.

(b) Required Regulatory Approvals. All Required Regulatory Approvals shall been obtained.

(c) IPO. The Registration Statement shall have been declared effective by the SEC. The IPO shall have been consummated and at least 20 million IPO Shares shall have been sold, exclusive of any IPO Shares sold to the Underwriters who have elected to exercise their “greenshoe” option to purchase additional Common Shares.

Section 7.2 Conditions to the Obligations of Buyer. The obligation of Buyer to effect the Closing is subject to the satisfaction (or written waiver) prior to or at the Closing of the following conditions:

(a) Representations and Warranties of the Company. Other than the representations and warranties of the Company set forth in Section 3.1, Section 3.4(a), Section 3.4(b), Section 3.5 and Section 3.13 (collectively, the “Fundamental Representations”), each of the representations and warranties of the Company contained in this Agreement shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date

(except to the extent such representations and warranties speak as of an earlier date in which case as of such earlier date), except in all cases where the failure of such representations and warranties to be so true and correct has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Fundamental Representations shall be true and correct in all respects (except, in the case of Section 3.4(a), for de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties speak as of an earlier date in which case as of such earlier date).

(b) Covenants. Each of the covenants and agreements of the Company to be performed on or prior to the Closing shall have been duly performed in all material respects.

(c) No Company Material Adverse Effect. No change, effect, event, development or occurrence shall have occurred since the date hereof that has had a Company Material Adverse Effect.

(d) Certificate. Buyer shall have received a certificate signed by a senior executive officer of the Company to the effect that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied.

(e) Representations, Warranties and Covenants of the Selling Stockholders. Other than the representations and warranties of the Selling Stockholders set forth in Section 4.1 and Section 4.4 (the “Selling Stockholder Fundamental Representations”), each of the representations and warranties of the Selling Stockholders contained in this Agreement shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or any similar limitation set forth therein) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties speak as of an earlier date in which case as of such earlier date) except in all cases where the failure of such representations and warranties to be so true and correct has not and would not reasonably be expected to impair in any material respect the consummation of the Selling Stockholders’ obligations hereunder. Each of the Selling Stockholder Fundamental Representations shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties speak as of an earlier date in which case as of such earlier date). Each of the covenants and agreements of the Selling Stockholders to be performed on or prior to the Closing shall have been duly performed in all material respects.

(f) IPO. The Company shall have confirmed in writing that, based on information received from the Underwriters as of the Closing Date, at least 17 million IPO Shares, exclusive of any IPO Shares purchased by the Underwriters who have elected to exercise their “greenshoe” option to purchase additional Common Shares, have been sold by the Underwriters to “institutional book” investors, including Qualified Institutional Buyers, as such term is defined in Rule 144A under the Securities Act.

Section 7.3 Conditions to the Obligations of the Company and the Selling Stockholders. The obligations of the Company and the Selling Stockholders to effect the Closing is subject to the satisfaction (or written waiver) prior to or at the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or any similar limitation set forth therein) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties speak as of an earlier date in which case as of such earlier date), except in all cases where the failure of such representations and warranties to be so true and correct has not and would not reasonably be expected to impair in any material respect the consummation of Buyer’s obligations hereunder.

(b) Covenants. Each of the covenants and agreements of Buyer to be performed on or prior to the Closing shall have been duly performed in all material respects.

(c) Certificate. The Company and the Selling Stockholders shall have received a certificate, signed by a duly authorized officer of Buyer and dated as of the Closing Date, to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

ARTICLE VIII

Termination

Section 8.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by written agreement of the parties hereto; or

(b) by any party hereto, if the Closing shall not have occurred on or prior to the Termination Date.

Section 8.2 Effect of Termination. In the event of the termination of this Agreement in accordance with Section 8.1, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any liability to the other parties hereto or their respective Affiliates, or their respective directors, officers or employees, except for the obligations of such party (if applicable) contained in Section 9.2, Section 9.3, Section 9.5, Section 9.6, Section 9.7, Section 9.8, Section 9.9, Section 9.10, Section 9.11, Section 9.12 and Section 9.14 (and any related definitional provisions set forth in Article I)); provided that no such termination shall relieve any party hereto from liability for any material breach of this Agreement or bad faith conduct that occurred prior to, or in connection with, such termination.

ARTICLE IX

Miscellaneous

Section 9.1 No Survival of Representations and Warranties. Neither the representations and warranties set forth in Article III, including, for the avoidance of doubt, any disclosures in respect thereof in the Company Disclosure Letter or the Disclosure Document, Article IV or Article V nor any rights arising out of any breach of any such representations and warranties shall survive the Closing, and no Person shall have any liability or other obligation in connection with any such representation or warranty following the Closing.

Section 9.2 Notices. All notices and communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended or delivered by registered or certified mail, return receipt requested, or if sent by a national courier service (with signed confirmation of receipt), or if sent by facsimile or electronic mail, provided that a confirmation of the effective transmission of the facsimile or electronic mail by personal delivery, by registered or certified mail or by a national courier service is promptly received, to the Person at the applicable address or facsimile number set forth below:

To the Company:

Univar Inc.

3075 Highland Parkway, Suite 200

Downers Grove, IL 60515

Attn:         General Counsel

Facsimile: 331-777-6293

Email:       steve.landsman@univar.com

With a copy to (which shall not constitute notice to the Company):

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022

Attn:         Paul S. Bird

Facsimile: (212) 909-6435

Email:       psbird@debevoise.com

To Buyer:

Dahlia Investments Pte. Ltd.

60B Orchard Road

#06-18 Tower 2

The Atrium@Orchard

Singapore 238891

Attn:         Juliet Teo

Email:       juliett@temasek.com.sg

With a copy to (which shall not constitute notice to Buyer):

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attn:         Robert P. Davis

Facsimile: 212-225-3999

Email:       rdavis@cgsh.com

To a Selling Stockholder, to such address as is set forth on Schedule 1.

With a copy to (which shall not constitute notice to such Selling Stockholder):

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022

Attn:         Paul S. Bird

Facsimile: (212) 909-6435

Email:       psbird@debevoise.com

Any party hereto may change the address or the persons to whom notices or copies hereunder shall be directed by providing written notice to the other parties hereto of such change in accordance with this Section 9.1.

Section 9.3 Amendment; Waiver. Subject to the last sentence of this Section 9.3 and except as otherwise provided in Section 9.13, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any waiver or single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein proved shall be cumulative and not exclusive of any rights or remedies herein, except to the extent otherwise provided herein. Schedule 1 may be amended by the Company and the Selling Stockholders from time to time prior to the Closing to reflect the addition of any Selling Stockholder and the number of Secondary Shares to be sold by such Selling Stockholder or any change to the number of Secondary Shares to be sold by any Seller Stockholder, it being understood that the aggregate amount of Secondary Shares to be sold under this Agreement shall not exceed $150 million divided by the IPO Price, rounded to the nearest whole number. In the case of an addition of a Selling Stockholder, such Selling Stockholder shall execute a joinder to this Agreement. Any such amendment to Schedule 1 or joinder of a Selling Stockholder shall be effective once notice of the same is delivered to Buyer.

Section 9.4 No Assignment or Benefit to Third Parties; Restrictions on Certain Transactions. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns. No party hereto may assign any of its rights or delegate any of its obligations under this Agreement by operation of Law or otherwise, without the prior written consent of the other parties hereto. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto and their respective successors, legal representatives and permitted assigns, any rights or remedies under or by reason of this Agreement. Any purported assignment in contravention of this Section 9.4 shall be null and void.

Section 9.5 Entire Agreement. This Agreement (including all Exhibits hereto) together with the Stockholders Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, except that the Confidentiality Agreement shall remain in effect until the Closing without regard to the execution of this Agreement.

Section 9.6 Public Disclosure. Notwithstanding anything to the contrary contained herein, except as may be required (a) to comply with the requirements of any applicable Law, (b) to comply with the requirements of any material Contracts of the Company or the Subsidiaries (including requirements under the Existing Credit Facilities), (c) to obtain consents and approvals, and to provide such notices, necessary to consummate the transactions contemplated by this Agreement, (d) in connection with the Selling Stockholders’, or any of their Affiliates’, respective fund raising, marketing, reporting or compliance activities, from and after the date hereof, and (e) to disclose the existence of the material terms of this Agreement and the Stockholders Agreement in an amendment to the Company’s Form S-1 registration statement, no press release or similar public announcement or communication shall be made or caused to be made relating to this Agreement or any of the terms hereof, unless specifically approved in advance by the parties hereto. For the avoidance of doubt, the Confidentiality Agreement shall remain in effect until the Closing without regard to the execution of this Agreement.

Section 9.7 Schedules. The Company Disclosure Letter and all Exhibits or other documents expressly incorporated into this Agreement are hereby incorporated into this Agreement and are hereby made a part hereof as set out in full in this Agreement. Any item disclosed in the Company Disclosure Letter shall be deemed to have been disclosed with respect to the indicated section in this Agreement as well as every other section in this Agreement if the relevance of such disclosure to such other section is reasonably apparent. The inclusion of information in the Company Disclosure Letter shall not be construed as an admission that such information is material or adverse to any of the Company or the Subsidiaries. In addition, matters reflected in the Company Disclosure Letter are not necessarily limited to matters required by this Agreement to be reflected in the Company Disclosure Letter. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. Neither the specification of any dollar amount in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item or matter in the Company Disclosure Letter is intended to imply that such amount, or higher or lower amounts, or the item or matter so included or other items or matters, are or are not material or in the ordinary course of business (except where expressly stated in the relevant representation, warranty or covenant), nor shall such information be deemed to establish a standard of materiality or a basis for interpreting terms such as “material,” “materially,” “materiality,” “Company Material Adverse Effect,” or any similar qualification in the Agreement, and such information shall not be construed as an admission of liability or responsibility under any Law or in any dispute or controversy.

Section 9.8 Governing Law; Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY. Each party hereto irrevocably submits to the exclusive jurisdiction of (a) any court of the State of New York located in New York County, New York and (b) the United States District Court for the Southern District of New York, and any appellate court from any thereof, for the purposes of any proceeding arising out of or relating to this Agreement or the consummation of the transactions contemplated hereby, or for recognition or enforcement of any judgment, and each party irrevocably and unconditionally agrees that all claims in respect of such proceeding may be heard in such state court or, to the extent permitted by applicable Law, in such federal court. Each party agrees to commence any such proceeding either in the United States District Court for the Southern District of New York (and appellate courts thereof) or, if such proceeding may not be brought in such court for jurisdictional reasons, in any court of the State of New York located in New York County, New York (and appellate courts thereof). Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which such party has submitted to jurisdiction in this Section 9.8. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement or the consummation of the transactions contemplated hereby, in any court referred to in the first sentence of this Section 9.8 and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 9.9 Waiver of Trial by Jury. EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.9.

Section 9.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

Section 9.11 Headings. The heading references herein and the table of contents hereof are for convenience purposes only, and shall not be deemed to limit or affect any of the provisions hereof.

Section 9.12 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) the parties hereto shall negotiate in good faith to agree upon a suitable and equitable provision to be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 9.13 Specific Performance. Each of the parties hereto acknowledges and agrees that a violation of any of the terms of this Agreement will cause the other parties hereto irreparable injury for which adequate remedy at Law is not available. Accordingly, it is agreed that each of the parties hereto will be entitled to specific performance, injunction, restraining order or other equitable relief, without the posting of any bond, to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in addition to any other remedy to which they may be entitled at Law or equity. Each of the parties hereto hereby waives, in any action for specific performance, the defense of adequacy of a remedy at law and the posting of any bond or other security in connection therewith.

Section 9.14 Certain Acknowledgment and Agreement by Buyer.

(a) Buyer acknowledges and agrees that it (i) has made its own inquiry and investigations into and, based thereon, has formed an independent judgment concerning the Company, the Subsidiaries and their respective businesses and assets, (ii) has been provided with adequate access to such information, documents and other materials relating to the Company, the Subsidiaries and their respective businesses and assets as it has deemed necessary to enable it to form such independent judgment, (iii) has had such time as it deems necessary and appropriate to fully and completely review and analyze such information, documents and other materials and (iv) has been provided an opportunity to ask questions of the Company with respect to such information, documents and other materials and has received satisfactory answers to such questions.

(b) In entering into this Agreement, Buyer has relied solely upon its own investigation and analysis and the representations and warranties of the Company and the Selling Shareholders set forth in Article III and Article IV, respectively, and Buyer acknowledges that, except for the representations and warranties set forth in Article III and Article IV, (i) neither the Company nor any of the Subsidiaries nor any of their respective directors, officers, employees, Affiliates, stockholders, agents or representatives or any Person acting on its behalf, makes or has made any representation or warranty, either express or implied, (A) as to the accuracy or completeness of any of the information heretofore or hereafter provided or made available to Buyer or any of its respective agents, representatives, lenders or Affiliates or (B) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company and any of the Subsidiaries heretofore or hereafter delivered to or made available to Buyer or any of its respective agents, representatives, lenders or Affiliates and (ii) it has not been induced by or relied upon any representation, warranty or other statement, express or implied, made by the Company or any of the Subsidiaries, or any of their respective directors, officers, employees, Affiliates, stockholders, agents or representatives or any other Person.

(c) The Purchased Shares have not been registered under the Securities Act or any state securities Laws, and may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act (except pursuant to an exemption from such registration available under the Securities Act) and without compliance with foreign securities Laws, in each case, to the extent applicable.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.

UNIVAR INC.

By:	/s/ J. Erik Fyrwald
Name: J. Erik Fyrwald
Title: Chief Executive Officer

[Signature Page to Stock Purchase Agreement]

DAHLIA INVESTMENTS PTE. LTD.

By:	/s/ Seah Seow Ling
Name: Seah Seow Ling
Title: Director

[Signature Page to Stock Purchase Agreement]

UNIVAR N.V.

By:	/s/ Henk Schop
Name: Henk Schop
Title: Director

[Signature Page to Stock Purchase Agreement]

Schedule 1

Selling Stockholders

Selling Stockholder	Number of Secondary Shares to be sold[1]
Univar N.V. 712 Fifth Avenue 43rd Floor New York NY 10019 Attn: Lars Haegg Facsimile:1-212-265-6375 Email: LHaegg@cvc.com

[1]	The number, if any, of Secondary Shares to be sold by Univar N.V. and any other Selling Stockholders shall be determined no later than the second Business Day prior to the Closing Date.

Exhibit A

Form of Stockholders Agreement

Exhibit B

Company Disclosure Letter

Exhibit C

Disclosure Document